Exhibit 99.1

Casa Systems Announces Multi-Year Transformation

Toward Software and Cloud at Investor Day

Andover, Mass. – November 19, 2021 – Casa Systems, Inc. (Nasdaq: CASA) a leading provider of cloud-native and physical infrastructure technology solutions for wireless, cable and fixed broadband networks, will host its 2021 Virtual Investor Day today. The event can be found at https://investors.casa-systems.com and will begin at 9 a.m. Eastern Standard Time followed by a Q&A session with key executives.

Key Event Highlights

•	Casa Systems is deploying a disruptive, end-to-end connected cloud solution to help customers generate new revenue from 5G, Rural, and Mobile Private Networks (MPN).
•	Casa Systems expects to benefit from billions of dollars that will be spent by communications service providers (CSPs) and enterprises on network transformation for 5G, Rural and MPN.
•	Long-Term Financial Outlook, Refinancing and Deleveraging Plans.

“Casa is in the process of a multi-year transformation from a hardware-heavy to a software and cloud-centric company,” said Jerry Guo, President and Chief Executive Officer of Casa Systems. “This is the result of years of product development that is just beginning to be successfully deployed.  Software and cloud are where we see our biggest growth potential and it’s where the largest percentage of our development and sales efforts are focused. We are excited to be recognized as an industry leader at such an important time in network transformation.”

Scott Bruckner, Chief Financial Officer of Casa Systems added, "Casa remains committed to driving profitability, increasing operating leverage and further strengthening our balance sheet. We expect at least half of Casa’s revenue mix to come from software and cloud products by fiscal 2025. In addition, as a result of the increased revenue from software, we expect gross margin and gross profit to significantly improve over time and we remain committed to growing our business profitably in a sustainable manner.”

Key Event Highlights

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Casa Systems’ Chief Executive Officer, Jerry Guo, will outline the Company’s vision for a Connected Cloud with multiple cloud components deployed at data centers, service provider edge, and enterprise and consumer premises.

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The Company’s Chief Customer Officer, Alf de Cardenas, will highlight how the Company is expanding to a broader base of customers and addressable market footprint, as Casa Systems deploys its 5G, Rural and MPN solutions.

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The Company’s Senior Vice President of Access Devices, Steve Collins, will detail how Casa is creating a network capable of delivering innovative new features with extreme flexibility, for private and public networks, with open cloud-native designs.

•	The Company’s Vice President of Technology, Gibson Ang, will discuss Casa Systems’ 5G Core and Radio solutions.
•	The Company’s Vice President of Wireline Solutions, Peter Wolf, will explain how Casa is positioned today for new solutions in the Cable market.
•	The Company’s Chief Financial Officer, Scott Bruckner, will address the Company’s current and long-term financial position, including financial targets.

Financial Guidance

As the result of executing on the Company’s strategic priorities, the Company anticipates it will deliver measurable performance improvements by fiscal 2025, including:

•	At least 50 percent of revenue coming from Software and Cloud products.
•	Return to 60 percent or greater gross margin.
•	Gross profit to increase at a compound annual growth rate of no less than 10%.

Webcast Information

Interested parties will need to register for access Casa Systems’ Investor Day webcast through the investor relations area of Casa Systems corporate website, where related materials will be posted prior to the webcast. A replay of the webcast will be available after conclusion of the event for 90 days at https://investors.casa-systems.com.

About Casa Systems, Inc.

Casa Systems, Inc. (Nasdaq: CASA) delivers the core-to-customer building blocks to speed 5G transformation with future-proof solutions and cutting-edge bandwidth for all access types. In today’s increasingly personalized world, we create disruptive architectures built specifically to meet the needs of service provider networks. Our suite of open, cloud-native network solutions unlocks new ways for service providers to build networks without boundaries and maximize revenue-generating capabilities. Commercially deployed in more than 70 countries, Casa Systems serves over 475 Tier 1 and regional service providers worldwide. For more information, visit http://www.casa-systems.com.

CONTACT INFORMATION:

IR Contact

Mike Cummings or Jackie Marcus

617-982-0475

investorrelations@casa-systems.com

Source: Casa Systems, Inc.